For Release on January 17, 2006
                                                   For More Information Contact:
                                                Pamela M. Cyr, President and CEO
                                                                  (215) 468-1700

                SE FINANCIAL CORP. ANNOUNCES REPURCHASE ACTIVITY

         PHILADELPHIA, PA (OTC BB "SEFL")--January 17, 2006- Pamela M. Cyr, President and CEO of SE Financial Corp., holding company for St. Edmond's
Federal Savings Bank, today announced that the Company had successfully completed the repurchase of a total of 207,500 shares of common stock, or approximately 8% of its outstanding shares, at an average cost of $13.75 per share, under its stock repurchase program previously announced on July 29, 2005. The Company also announced today that the Board of Directors of the Company has authorized the repurchase of up to an additional 250,000 shares of the Company's outstanding common stock. This new repurchase authorization, when combined with the 50,000 shares remaining under the prior repurchase authorization, amounts to approximately 12% of the total shares currently outstanding. Stock repurchases under this new program will be made from time to time, on the open market or in privately negotiated transactions, at the discretion of management of the Company. The timing of these repurchases will depend on market conditions and other requirements.

         St. Edmond's Federal Savings Bank is a federally-chartered stock savings bank which conducts business from its main office in Philadelphia, Pennsylvania, a branch office in Roxborough, PA and a branch office in Sewell, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "SEFL."


Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by SE Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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